SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND
                             EXCHANGE ACT OF 1934


                               February 25, 1997
                       (Date of Earliest Event Reported)


AIRPLANES LIMITED                               AIRPLANES U.S. TRUST

(Exact Name of Registrants as Specified in Memorandum of Association or Trust
                                  Agreement)


Jersey, Channel Islands                   Delaware
               (State or Other Jurisdiction of Incorporation or
                                 Organization)

33-99970-01                               13-3521640
(Commission File                          (IRS Employer
Number)                                   Identification
                                          No.)


Aiplanes Limited                          Airplanes U.S. Trust
22 Grenville Street                       1100 North Market Street
St. Helier                                Rodney Square North
Jersey, JE4 8PX                           Wilmington, Delaware
Channel Islands                           19890-0001
(011 44 1534 609 000)                     (1-302-651-1000)

            (Addresses and Telephone Numbers, Including Area Codes, of
                  Registrants' Principal Executive Offices)




Item 5.           Other Events

                  Press Release dated February 25, 1997



PRESS RELEASE

                                AIRPLANES GROUP


Under the terms of the Airplanes Notes, Airplanes Group (the "Company") is required annually to commission an appraisal of the Airplanes Fleet. The purpose of the appraisal is to redirect, when appropriate, excess cashflow to the Class A Notes (i.e., via the Class A Principal Adjustment Amount) and to increase the collateral coverage for each Class of Notes. Reductions in appraised values cannot affect interest payments to be made on Class A, B, C and D Notes but can cause the suspension interest payments on the Class E Notes.

The Company has obtained desktop appraisals of the "base value" of each of the Company's 229 aircraft from three independent aircraft value appraisers; Airclaims Limited ("Airclaims"), Aircraft Information Services, Inc. ("AISI") and BK Associates, Inc. ("BK"). On the basis of these three appraisals, as of February 25, 1997, the average appraised base value of the Company's portfolio of aircraft was approximately $4,207 million (the "1997 Appraised Value") compared with $4,527 million as of October 31, 1995. Airclaims' 1997 appraised base value was $3,975 million, AISI's was $4,446 million and BK's was $4,279 million.

The decrease represented by the average appraised value of the portfolio at February 25, 1997 compared with the average appraised value at October 31, 1995 is approximately $155 million more than the expected decrease implied by the terms of the Airplanes Notes. Greater than expected decreases in value occurred across the Company's fleet of aircraft, with significant percentage decreases being experienced by the Company's older wide-body aircraft (A300s and DC10-30s), the Company's F100s and, to a lesser extent, the Company's
MD80s and B737-
500s.

However, the Company's strong operating performance to date has allowed cashflow to exceed March 1996 expectations resulting in greater than expected amortization of the Company's Class A notes. The outstanding principal balance of the Company's Class A notes at February 18, 1997 was approximately $2,704 million compared with the $2,727 million that was assumed would be outstanding at that time. Accordingly, given the Target Principal Balance implied by the 1997 Appraised Value, Principal Adjustment Amounts of approximately $39 million in aggregate will be required to be paid from available cash flow and applied to reduce the outstanding principal balance of the Company's Subclass A-5 Notes. Until the required Principal Adjustment Amount payments have been made, there will be no further payments of interest on the Company's Class E Notes and no payments in respect of conversions or modifications of aircraft nor any other payments ranking more junior than Principal Adjustment Amounts in the priority of payments set forth in the indentures that govern the Notes.

Further information regarding the appraisals

Under the terms of the indentures governing the Airplanes Notes, the Company is required at the beginning of each year, commencing with 1997, to obtain appraisals of the "base value" of its aircraft from at least three independent appraisers. The appraisers ascertained the "base value" of each aircraft on the basis of an open, unrestricted, stable market environment as of February 25, 1997 with a reasonable balance of supply and demand, and with full consideration of each aircraft's "highest and best use", presuming an arm's-length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing, adjusted to account for the maintenance status of each aircraft (with certain assumptions as to use since the last reported status). The Company's 11 aircraft subject to finance leases have been included at their net book value rather than appraised value. The 1997 Appraised Value stated above does not reflect the value of leases, maintenance reserves, security deposits or other collateral, if any, related to a particular aircraft. An appraisal is only an estimate of value and there can be no assurance that proceeds received upon any sale of an aircraft would approximate the base value of that aircraft.


February 25, 1997

For further information please contact: Patrick Blaney at tel + 353 61 360000



                                  SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                                AIRPLANES LIMITED


Date: February 25, 1997                         /s/ Roy M. Dantzic*
                                                --------------------
                                                Director and Officer


Date: February 25, 1997                         AIRPLANES U.S. TRUST


                                                /s/ Roy M . Dantzic*
                                                --------------------
                                                Controlling Trustee
                                                and Officer


                                                *By: /s/ Michael Walsh
                                                     -----------------
                                                     Attorney-in-Fact




                                 EXHIBIT INDEX


Exhibit A               -     Power of Attorney for Airplanes Limited
Exhibit B               -     Power of Attorney for Airplanes U.S. Trust